EX-23.1

                               CONSENT OF COUNSEL

                               Tolan Furusho, Esq.
                          Law Offices of Tolan Furusho
                         2200 112th Avenue NE, Suite 200
                               Bellevue, WA 98004
                                 (425) 785-6617

August 12, 2002

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: EKnowledge Group, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to EKnowledge Group, Inc., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of Fifty Million (50,000,000) shares of its common stock ("Incentive Shares"), $0.001 par value per Incentive Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan Two for Year 2002, as well as the registration of Thirty Million shares (30,000,000) shares of its common stock ("Stock Shares"), $0.001 par value per Stock Share, which are issuable pursuant to the Company's Non-Employee Directors and Consultants Stock Retainer Plan Two for the Year 2002. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  Tolan Furusho, Esq.
Tolan Furusho, Esq.